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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ________________

                                AMENDMENT NO. 1
                                       to
                                 SCHEDULE 14D-9

                 Solicitation/Recommendation Statement Pursuant
           to Section 14(d)(4) of the Securities Exchange Act of 1934
                                ________________

                  Donnelley Enterprise Solutions Incorporated
                           (Name of Subject Company)

                  Donnelley Enterprise Solutions Incorporated
                       (Names of Person Filing Statement)

                    Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                  25786M 10 8
                     (CUSIP Number of Class of Securities)

                                 _____________

                               RHONDA I. KOCHLEFL
                Chairman, President and Chief Executive Officer
                  Donnelley Enterprise Solutions Incorporated
                       161 North Clark Street, Suite 2400
                            Chicago, Illinois  60601
                                 (312) 419-7600

                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications
                   on Behalf of the Person filing Statement)
                                ________________

                                With a copy to:

                              ANDREW L. WEIL, ESQ.
                         Sonnenschein Nath & Rosenthal
                                8000 Sears Tower
                            Chicago, Illinois  60606
                                 (312) 876-8000
================================================================================





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     This Amendment No. 1 amends and supplements the Solicitation/Recommendation
Statement on Schedule 14D-9 dated June 3, 1998 (as amended, the "Schedule
14D-9") filed by Donnelley Enterprise Solutions Incorporated, a Delaware corporation (the "Company"), with respect to the tender offer by Bowne & Co., Inc., a Delaware corporation ("Parent"), and DESI Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), to purchase all of the outstanding Shares. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given such terms in the
Schedule 14D-9.


ITEM 8.  ADDITIONAL INFORMATION TO BE FURNISHED

     Pursuant to Section 6.4 of the Merger Agreement, on June 3, 1998, Parent filed a Notification and Report Form with respect to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and on June 3, 1998, the Company filed its Notification and Report Form with respect to the Offer under the HSR Act. At 11:59 p.m. on June 18, 1998, the applicable waiting period under the HSR Act expired with respect to the Offer.



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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED


                                    By:   /s/ Rhonda I. Kochlefl
                                        ------------------------------
                                    Name:  Rhonda I. Kochlefl
                                    Title: Chairman, President and
                                           Chief Executive Officer


Dated:  June 23, 1998









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